UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Arcosa, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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On August 3, 2026, Arcosa, Inc., a Delaware corporation (the “Company”), filed a Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified in accordance with its terms, the “merger agreement”), dated as of June 21, 2026, among the Company, CRH Americas, Inc., a Delaware corporation (“Parent”), and Neon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“merger sub”), pursuant to which merger sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. A special meeting of the Company’s stockholders will be held virtually on September 4, 2026 at 9:00 a.m. Central Time to consider and vote on, among other things, a proposal to adopt and approve the merger agreement, as described in greater detail in the Proxy Statement.

Litigation Related to the Merger

Between August 12, 2026 and August 13, 2026, two purported stockholder actions were filed in the New York Supreme Court, in the County of New York, captioned Michael Floyd v. Arcosa, Inc., et al., No. 654718/2026 and Matthew Hamilton v. Arcosa, Inc., et al., No. 654738/2026. The complaints allege that the disclosures in the Proxy Statement failed to disclose all material information relevant to stockholders and necessary to permit an informed decision on whether to vote in favor of the merger agreement and assert claims under New York law for alleged negligent misrepresentation and concealment and for negligence against the Company and its board of directors. The plaintiffs seek injunctive relief, unspecified damages in the event the merger is consummated, attorneys’ fees and expenses, and such other relief as the court may deem just and proper.

The Company cannot predict the outcome of any merger litigation, nor can the Company predict the amount of time and expense that may be required to resolve such litigation. If any additional complaints are filed, absent substantively new or significantly different allegations, the Company may not disclose the additional filings.

In addition to the complaints, the Company has received fifteen demand letters from purported stockholders of the Company regarding the merger, two of which included a draft complaint. The allegations in the demand letters and draft complaints are substantially similar to the core allegations in the complaints summarized above and are based on supposed deficiencies and omissions in the Proxy Statement, except that the draft complaints purport to plead claims under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-9 promulgated thereunder. The demand letters request corrective disclosures to the Proxy Statement. The draft complaints request the same, as well as potential damages, declaratory relief, attorneys’ fees and expenses, and such other relief as the court may deem just and proper.

The Company believes the claims asserted in the complaints, draft complaints and demand letters are without merit and that no supplemental disclosures are required or necessary under any applicable laws, rules or regulations, and it intends to defend vigorously against the actions described above and any similar actions that may be filed. However, to moot these unmeritorious claims, to mitigate any risk that these matters may delay or adversely affect the merger and to minimize the distraction, costs, risks and uncertainties inherent in litigation, without admitting any liability or wrongdoing, the Company determined to voluntarily supplement the Proxy Statement with the disclosures set forth below. The Company denies the allegations in the complaints, draft complaints and the demand letters, including that any violation of law or breach of any duty has occurred. The Company believes the Proxy Statement fully complied with applicable law and disclosed all material information required to be disclosed therein, and disputes that any of the supplemental disclosures are material or are otherwise required to be disclosed. Nothing in this supplement should be deemed an admission of the materiality or legal necessity of any supplemental disclosures under applicable law or of the legal merit of any of the claims or proceedings described above.

Supplemental Disclosures to Proxy Statement

The following disclosures supplement the Proxy Statement and should be read together with the Proxy Statement, which, as supplemented, should be read in its entirety. To the extent this supplemental information differs from information in the Proxy Statement, the information herein supersedes the information in the Proxy Statement. Except as specifically set forth below, the information in the Proxy Statement remains unchanged. All paragraph headings and page numbers refer to the headings and page numbers in the Proxy Statement before any additions or deletions resulting from the supplemental disclosures set forth below. New supplemental disclosure is identified by bold, underlined text. ~~Strikethrough~~ text represents text being deleted from a referenced disclosure in the Proxy Statement.

The section of the Proxy Statement entitled “The Merger—Opinions of Financial Advisors—Opinion of Evercore Group L.L.C.” is hereby amended and supplemented as follows:

The section entitled “Summary of Evercore’s Financial Analyses—Discounted Cash Flow Analysis” beginning on page 37 of the Proxy Statement is hereby amended and supplemented as follows:

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows, defined as net operating profit after tax, plus depreciation and amortization, plus cash tax reconciliation, less changes in net working capital and capital expenditures, that the Company was forecasted to generate during the Company’s last two quarters of fiscal year 2026 through 2031 based on the Company forecasts. Evercore calculated terminal values for the Company by applying perpetuity growth rates of 3.0% to 5.0%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that the Company was forecasted to generate based on the Company forecasts. The cash flows and terminal values in each case were then discounted to present value as of June 30, 2026 using discount rates ranging from 10.0% to 11.0%, which were based on an estimate of the Company’s weighted average cost of capital (derived by application of the capital asset pricing model and Evercore’s professional judgment and experience), and the mid-year cash flow discounting convention. Based on this range of implied enterprise values, the Company’s estimated net debt of approximately $1.026 billion (calculated as total debt less cash and cash equivalents) as of June 30, 2026, and the number of fully diluted shares of Company common stock of approximately 49.6 million, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock of approximately $88.10 to $143.20, rounded to the nearest $0.10, compared to the merger consideration of $150.00 per share of Company common stock.

The section entitled “Summary of Evercore’s Financial Analyses—Selected Public Company Trading Analysis” beginning on page 38 of the Proxy Statement is hereby amended and supplemented as follows:

Selected Public Company Trading Analysis

Evercore reviewed and compared certain financial information of the Company to corresponding financial multiples and ratios for the ~~following~~below selected publicly traded companies in the heavyside construction materials and infrastructure products industries (the “selected companies”):

~~•          Amrize AG~~

~~•          AZZ Inc.~~

~~•          CRH plc~~

~~•          Eagle Materials Inc.~~

~~•          Knife River Corp.~~

~~•          Martin Marietta Materials, Inc.~~

~~•          Valmont Industries, Inc.~~

~~•          Vulcan Materials Company~~

For each of the selected companies, Evercore calculated total enterprise value (defined as equity market capitalization plus total debt, plus preferred equity and minority interest, plus after-tax underfunded pension liabilities and other post-employment benefit obligations, less investments in affiliates, less cash and cash equivalents (“TEV”)) as a multiple of estimated (i) 2026 earnings before interest, taxes, depreciation and amortization (“EBITDA”) and (ii) 2027E EBITDA (such multiples referred to as “TEV / 2026E EBITDA” and “TEV / 2027E EBITDA”, respectively) based on closing share prices as of June 18, 2026. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates.

This analysis indicated the following:

Company	TEV / 2026E EBITDA		TEV / 2027E EBITDA
Amrize AG	11.1	x	10.3	x
AZZ Inc.	13.7	x	13.0	x
CRH plc	10.9	x	10.3	x
Eagle Materials Inc.	10.9	x	10.4	x
Knife River Corp.	11.4	x	10.6	x
Martin Marietta Materials, Inc.	17.4	x	15.9	x
Valmont Industries, Inc.	15.8	x	14.4	x
Vulcan Materials Company	17.4	x	15.6	x
Median	12.6	x	11.8	x
High	17.4	x	15.9	x
Low	10.9	x	10.3	x

~~Benchmark~~	 ~~High~~	 ~~Low~~	 	~~Median~~
~~TEV / 2026E EBITDA~~	 ~~17.4x~~	 ~~10.9x~~		 ~~12.6x~~
~~TEV / 2027E EBITDA~~	 ~~15.9x~~	 ~~10.3x~~		 ~~11.8x~~

Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied a TEV / EBITDA multiple reference range of 12.5x – 15.0x to the Company’s estimated Adjusted EBITDA (as defined below) in fiscal year 2026, and a reference range of 11.0x – 13.5x to the Company’s estimated Adjusted EBITDA in fiscal year 2027, in each case based on the Company forecasts. Based on this range of implied enterprise values, the Company’s estimated net debt of approximately $1.026 billion (calculated as total debt less cash and cash equivalents) as of June 30, 2026, and the number of fully diluted shares of Company common stock of approximately 49.6 million, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock of $122.40 to $151.00, based on 2026E EBITDA, and $122.90 to $155.50, based on 2027E EBITDA, in each case, rounded to the nearest $0.10, compared to the merger consideration of $150.00 per share of Company common stock.

Although none of the selected companies is directly comparable to the Company, Evercore selected these companies because they are publicly traded heavyside construction materials and infrastructure products companies that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.

The last paragraph on page 39 of the Proxy Statement is hereby amended and supplemented as follows:

Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of enterprise value to LTM Adjusted EBITDA multiples of 13.0x to 15.0x and applied this range of multiples to the Company’s LTM Adjusted EBITDA as of June 30, 2026 based on the financial results for the Company provided by the Company’s management and the Company forecasts. Based on this range of implied enterprise values, the Company’s estimated net debt of approximately $1.026 billion (calculated as total debt less cash and cash equivalents) as of June 30, 2026, and the number of fully diluted shares of Company common stock of approximately 49.6 million, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock of approximately $116.80 to $137.90, rounded to the nearest $0.10, compared to the merger consideration of $150.00 per share of Company common stock.

The sections entitled “Equity Research Analyst Price Targets” and “Illustrative Present Value of Future Share Price” on page 40 of the Proxy Statement are hereby amended and supplemented as follows:

Equity Research Analyst Price Targets

Evercore reviewed selected public market trading price targets for the shares of Company common stock prepared and published by equity research analysts that were publicly available as of June 18, 2026, the last trading day prior to the delivery by Evercore of its opinion to the Company Board. These price targets reflect analysts’ estimates of the future public market trading price of the shares of Company common stock at the time the price target was published. As of June 18, 2026, the range of selected equity research analyst price targets per share of Company common stock was $140.00 to $152.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Company common stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risks and uncertainties, including factors affecting the financial performance of the Company and future general industry and market conditions. The selected equity research analyst price targets per share of Company common stock that Evercore observed are shown below:

As of June 18, 2026:

Research Analyst	Date	Price Target
Sidoti & Company	5/4/26	$152.00
Oppenheimer	5/28/26	$150.00
Texas Capital	5/4/26	$144.00
Stephens	5/1/26	$142.00
Barclays	5/1/26	$140.00

Illustrative Present Value of Future Share Price

Evercore performed an illustrative analysis of the implied present value of the future price per share of Company common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of that company’s estimated next twelve months (“NTM”) EBITDA and its assumed TEV / NTM EBITDA multiple.

In calculating the implied present value of the future price per share of Company common stock, Evercore first calculated the implied future enterprise value of the Company by multiplying the estimated fiscal year 2031 EBITDA based on the Company forecasts by the Company’s illustrative TEV / NTM EBITDA multiple range of 11.5x to 13.5x. Based on this range of implied enterprise values and the Company’s estimated net debt of approximately $416 million and the number of fully diluted shares of Company common stock outstanding of approximately 49.6 million, in each case, as of December 31, 2030 and based on the Company forecasts, Evercore calculated a reference range of implied future equity values per share of Company common stock. Evercore then discounted the range of implied share prices back to June 30, 2026 using a discount rate of 12.25%, which was based on an estimate of the Company’s cost of equity. This analysis indicated a range of implied equity values per share of Company common stock of $126.60 to $147.60, rounded to the nearest $0.10, compared to the merger consideration of $150.00 per share of Company common stock.

The section of the Proxy Statement entitled “The Merger—Opinions of Financial Advisors—Opinion of Goldman Sachs & Co. LLC” is hereby amended and supplemented as follows:

The first full paragraph on page 45 of the Proxy Statement is hereby amended and supplemented as follows:

Goldman Sachs derived ranges of illustrative EVs for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative EVs it derived for the Company the amount of the Company’s net debt of approximately $1.038 billion (pro forma for 2026E cash usage for mergers and acquisitions), as provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company of approximately 49.6 million, as provided by and approved for Goldman Sachs’ use by the management of the Company, using the treasury stock method, to derive a range of illustrative present values per share of Company common stock ranging from $112.03 to $141.45.

The last full paragraph on page 45 of the Proxy Statement is hereby amended and supplemented as follows:

Goldman Sachs then subtracted the amount of the Company’s net debt for each of the fiscal years 2026, 2027 and~~to~~ 2028 of approximately $846 million, $580 million and $326 million, respectively, each as provided by and approved for Goldman Sachs’ use by the management of the Company, from the respective implied EV in order to derive a range of illustrative equity values as of December 31 for the Company for each of the fiscal years 2026 to 2028. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Company common stock for each of fiscal years 2026 to 2028 of approximately 49.1 million shares in each fiscal year, calculated using information provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of implied future values per share of Company common stock. Goldman Sachs then added the cumulative dividends per share of Company common stock expected to be paid to holders of shares of Company common stock through the end of each of fiscal years 2026, 2027 and~~to~~ 2028 of approximately $0.40, $0.60 and $0.80 per share, respectively, using the Company forecasts. Goldman Sachs then discounted these implied future equity values per share of Company common stock to March 31, 2026, using an illustrative discount rate of 12.7%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $113.87 to $142.31 per share of Company common stock.

The section of the Proxy Statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—New Arrangements” on page 54 of the Proxy Statement is hereby amended and supplemented as follows:

New Arrangements

As of the date of this proxy statement, none of the Company’s directors or executive officers have entered into any amendments or modifications to their existing or any new employment, compensation or other agreements or arrangements with the Company in connection with the merger, nor have they entered into any such agreements or arrangements with Parent or its affiliates. None of CRH’s indications of interest or any other proposal put forth by either party in connection with negotiating the terms of the merger contemplated either the post-closing employment of any member of Company management by the surviving company or any purchase or other participation by any member of Company management of any equity or other ownership interest in the surviving company following completion of the merger. There were also no negotiations, discussions or other communications between CRH or its representatives, on the one hand, and the Company, its representatives or any member of Company management, on the other hand, with respect to these matters over the course of negotiating the terms of the merger. The merger is not conditioned upon any director or executive officer of the Company entering into any such agreements or arrangements.

It is possible that the Company’s employees, including executive officers, will enter into new compensation arrangements with Parent or its affiliates. Such arrangements may include agreements regarding future terms of employment or the right to receive retention awards.

Additional Information Regarding the Merger and Where to Find It

This supplement may be deemed to be solicitation material in respect of the transactions contemplated by the merger agreement. In connection with the merger and with the solicitation of proxies for the special meeting of stockholders, the Company has filed with the SEC the Proxy Statement, and the Company may file other relevant materials with the SEC. This supplement is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or mail to its stockholders in connection with the merger. BEFORE MAKING ANY INVESTMENT OR VOTING DECISION, INVESTORS AND SECURITYHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, INCLUDING THIS SUPPLEMENT, AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN, FILED OR THAT WILL BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. A definitive Proxy Statement was mailed to the Company’s stockholders on or about August 4, 2026. Investors and securityholders may obtain the Proxy Statement and this supplement free of charge from the SEC’s website or from the Company. The documents filed by the Company with the SEC may be obtained free of charge on the Company’s website at the Investor Relations section of https://ir.arcosa.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from the Company by requesting them from Investor Relations by email at InvestorResources@arcosa.com, or by telephone at 972.942.6500. The information included on, or accessible through, the Company’s website is not incorporated by reference into, and does not form a part of, this supplement.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from Company stockholders in connection with the merger. Additional information regarding the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, as supplemented hereby, and other relevant materials filed with the SEC, and may be found in the Company’s definitive proxy statement for its 2026 annual meeting of stockholders, its Annual Report on Form 10-K for the year ended December 31, 2025, and subsequently filed statements of beneficial ownership on Forms 3, 4 and 5. These documents are available free of charge at the SEC’s website at www.sec.gov and from the Company as described above.

Forward-Looking Statements

This supplement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not historical facts are forward-looking statements and involve risks and uncertainties. These forward-looking statements include statements related to claims related to the merger, and expectations, beliefs, plans, objectives, future financial performance, estimates, projections, goals, and forecasts. The Company uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “plans,” and similar expressions to identify these forward-looking statements. Potential factors that could cause our actual results of operations to differ materially from those in the forward-looking statements include, among others:  the parties’ ability to complete the merger on the proposed terms or on the anticipated timeline, or at all; the parties’ ability to secure the required regulatory and stockholder approvals and the satisfaction of other closing conditions to consummate the merger; significant transaction costs and/or unknown or inestimable liabilities; the risk of stockholder litigation in connection with the merger, including resulting expense or delay; Parent’s ability to obtain the necessary financing to consummate the merger; effects of the merger on the market price of the Company’s common stock; effects of the pendency of the merger on the Company’s ability to maintain current operations, including disruption to relationships with customers, suppliers and other third parties, diversion of management’s attention from day-to-day operations and the ability to retain and hire key personnel and other employees; restrictions and limitations placed on the Company’s ability to operate its business under the merger agreement; the occurrence of any event that could give rise to the termination of the merger agreement, including under circumstances that require the Company to pay Parent a termination fee; the impact of pandemics, epidemics, or other public health emergencies on our sales, operations, supply chain, employees, and financial condition; market conditions and customer demand for our business products and services; the cyclical and seasonal nature of the industries in which we compete; variations in weather in areas where our construction products are sold, used, or installed; naturally occurring events and other events and disasters causing disruption to our manufacturing, product deliveries, and production capacity, thereby giving rise to an increase in expenses, loss of revenue, and property losses; competition and other competitive factors; our ability to identify, consummate, or integrate acquisitions of new businesses or products, or divest any business; the timing of introduction of new products; the timing and delivery of customer orders or a breach of customer contracts; the creditworthiness of customers and their access to capital; product price changes; changes in mix of products sold; the costs incurred to align manufacturing capacity with demand and the extent of its utilization; the operating leverage and efficiencies that can be achieved by our manufacturing businesses; availability and costs of steel, component parts, supplies, and other raw materials; changing technologies; adoption and use of artificial intelligence and machine learning technology; surcharges and other fees added to fixed pricing agreements for steel, component parts, supplies and other raw materials; increased costs due to inflation or tariffs; and interest rates and capital costs.

Any forward-looking statement in this supplement speaks only as of the date on which such statement is made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made. For a discussion of risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and future Company SEC filings. See “Where You Can Find More Information” in the Proxy Statement.